FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2006 RESULTS

~ Fiscal 2006 EPS of $1.29 (Excluding Charges); Net Sales of $955 million ~

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          New York, New York (August 17, 2006) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the fourth quarter and fiscal year ended June 30, 2006.

FISCAL 2006 RESULTS

          In line with prior guidance, net sales increased 3.7% to $954.6 million for the fiscal year ended June 30, 2006 from $920.5 million for the fiscal year ended June 30, 2005. Excluding the unfavorable impact of foreign currency translation, net sales increased 4.4%.

          Net income for the fiscal year ended June 30, 2006, was $34.2 million, or $1.15 per diluted share, excluding pre-tax charges of $0.8 million, or $0.02 per diluted share, associated with the early retirement of the remaining 11 3/4% Senior Notes and $1.2 million, or $0.03 per diluted share, associated with the previously announced organizational changes in the Company's European operations. Adjusted for these charges and stock compensation expense related to FAS 123R, net income was $38.5 million or $1.29 per diluted share. This compares to $39.1 million or $1.30 per diluted share for the fiscal year ended June 30, 2005. The prior year results exclude the pre-tax impairment charge related to the sale of the Miami Lakes facility of $2.2 million, or $0.05 per diluted share. On a reported basis, net income for fiscal 2006 was $32.8 million, or $1.10 per diluted share.

          Cash flow from operations was in-line with the Company's expectations and increased over 80% to $65 million for fiscal 2006 from $35.5 million in fiscal 2005. In fiscal 2006, the Company also repurchased 1,338,127 shares of its common stock at an aggregate cost of $25.3 million, prepaid $9.3 million of long-term debt and completed the acquisition of the brand portfolio from Riviera Concepts Inc., a prestige fragrance company.

          E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "While results were in line with our previous guidance, they were short of our original budget for fiscal 2006. Despite the strength of our new product introductions, external factors including the May Company and Federated Department Stores merger and resultant store closings, inventory reduction initiatives led by Wal-Mart, Target and other mass retailers and the general weakness experienced in the European markets in the first half of the fiscal year all had a negative impact on sales and operating margins this fiscal year. In addition, while the impact was incorporated into our original budget, the loss of distribution of certain brands related to the sale of the Unilever prestige fragrance brand portfolio resulted in a loss of mass retail volume this year as compared to last year. Fortunately, much of the impact from these factors is behind us and we expect improved revenue growth and operating performance from our business this year."

          The Company recently completed two acquisitions, including the acquisition of prestige fragrance distributor Sovereign Sales, LLC on August 11, 2006, and the acquisition of the brand licenses of Riviera Concepts Inc. in the fourth quarter of fiscal 2006. Sovereign Sales has been a distributor of prestige fragrances to mass retail customers in North America for over 20 years and distributes many top-ranked prestige fragrance brands to these retailers. The Company financed the acquisitions with a combination of free cash flow and borrowings under an expanded bank credit facility. The acquisitions are expected to be dilutive to earnings in the first half of fiscal 2007 due to integration-related costs, including redundant distribution, warehousing and other operating costs, increased investment to support the acquired brands and additional amortization and interest expense.

          Mr. Beattie continued, "The recent acquisitions represent a great strategic fit for our Company, complementing our existing brand portfolio. The acquisitions will provide us with increased market share in the mass channel in North America and allow us to better leverage our sales and distribution infrastructure. In addition, the Riviera acquisition provides us with a number of exciting brands for specialty and prestige retailers globally. While transition costs related to the acquisitions will be dilutive to earnings in the first half of fiscal 2007, particularly in the first quarter, we expect the acquisitions to be accretive beginning in the second half of this fiscal year and into fiscal 2008. The revenue contribution from the acquisitions combined with the level of new product launches planned should position us to deliver double-digit increases in annual sales this year and to contribute strongly to our profitability and cash flow beginning in the second half of this fiscal year and in fiscal 2008."

FOURTH QUARTER RESULTS

          Net sales increased to $189.9 million for the three months ended June 30, 2006 from $187.1 million in the comparable three-month period of the prior fiscal year. The impact of foreign currency translation was not material.

          Net loss per share improved to breakeven for the fourth quarter ended June 30, 2006 compared to a loss of $0.11 in the prior year period. Earnings results for the current year period exclude the FAS123R stock compensation expense and restructuring charges discussed above. Results for the comparable period of the prior year exclude the pre-tax impairment charge related to the sale of the Company's Miami Lakes facility. Including the FAS 123R stock compensation expense, the loss for the fourth quarter of fiscal 2006 was $0.04 per share. On a reported basis, the Company had a loss of $0.07 per share for the fourth quarter of fiscal 2006 compared to a loss of $0.16 per share for same period of the prior fiscal year.

OUTLOOK

          The Company currently anticipates annual net sales will increase by approximately 15% to 18% to $1.10 billion to $1.13 billion, assuming no impact from foreign currency translation. The net sales guidance is based on the successful introductions of the new fragrance launches and the expected contribution of the recent acquisitions. Certain external factors, including the impact to the Company's travel retail business as a result of recent security measures implemented at airports, and the ability to integrate the acquisitions as planned may impact the Company's guidance.

          With respect to earnings guidance, acquisition-related costs, including transition expenses and higher interest and amortization costs are expected to impact earnings in fiscal 2007. In addition, the Company expects to incur increased advertising expenditures to support a significant level of launch activity, including the Hilary Duff, Danielle Steel and Badgley Mischka fragrances and the PREVAGE(TM) Eye anti-aging skin care product, all of which are launching in U.S department stores in the fall of 2006, and the new Mariah Carey and Elizabeth Arden fragrances scheduled to launch in the Spring of 2007. As a result of these activities, advertising and marketing expenses are expected to increase by approximately 20% in fiscal 2007 as compared to fiscal 2006. After considering these factors, the Company expects earnings for fiscal 2007 to be in the range of $1.10 to $1.20. The Company also expects cash flow from operations, excluding cash used for the purchase of Sovereign, to increase to approximately $100 million.

          Regarding the first half of fiscal 2007, net sales are anticipated to increase by approximately 15% to 18% over the first half of fiscal 2006. Earnings per diluted share are expected to be below the first half of fiscal 2006, with the first quarter to be impacted more than the second quarter. The Company's earnings for the first and second fiscal quarters are expected to reflect the acquisition-related costs and the timing of brand development and marketing expenditures to support the launches, which will be incurred primarily in the first fiscal quarter, and the leverage from increased sales volumes realized in the second fiscal quarter. Taking these factors into account, earnings per diluted share are expected to range between $0.75 and $0.85 for the six months ended December 31, 2006.

          Mr. Beattie concluded, "This will be a busy year for us in terms of innovation as we are launching several new fragrance brands this year. Retailer reception for the fragrances from Hilary Duff and Danielle Steel is enthusiastic, with retailers expecting With Love...Hilary Duff to be a top three fragrance launch this fall season and many retailers speculating it will be the number one launch, and Danielle by Danielle Steel to surpass original expectations after reviewing the brand and marketing campaign. In addition, the Badgley Mischka fragrance launched in July exclusively at Neiman Marcus is off to a strong start. In the spring, we are launching a new fragrance under a license with Mariah Carey and a new Elizabeth Arden fragrance. PREVAGE(TM) remains a top three anti-aging product in its category, and we are launching an eye product this fall. Finally, our business in China and Taiwan is growing rapidly, with net sales more than doubling in the fourth quarter over the third quarter, and we will continue to invest in and develop these markets."

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until September 17, 2006.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the Elizabeth Arden fragrance brands: Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the Elizabeth Taylor fragrance brands: White Diamonds and Passion; the Britney Spears fragrance brands: curious Britney Spears, curious In Control and fantasy Britney Spears; the Hilary Duff fragrance With Love...Hilary Duff; the Danielle Steel fragrance Danielle by Danielle Steel; the men's fragrances: Daytona 500, GANT adventure, the HUMMER™ Fragrance for Men and PS Fine Cologne for Men; and the designer fragrance brands of Alfred Sung, Badgley Mischka, Bob Mackie, Cynthia Rowley, Geoffrey Beene's Grey Flannel, the Halston fragrance brands: Halston and Halston Z-14, Lulu Guinness and Nanette Lepore; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream, PREVAGE(TM)anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox
Integrated Corporate Relations
(203) 682-8200

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net Sales	$189,935	$187,114	$954,550	$920,538
Cost of Sales	106,940	102,749	550,478	509,174

Gross Profit	82,995	84,365	404,072	411,364
Gross Profit Percentage (a)	43.7%	45.1%	42.3%	44.7%

Selling, General and Administrative Expenses	75,281	77,361	313,706	309,170
Depreciation and Amortization	6,022	5,346	22,109	21,505

Total Operating Expenses	81,303	82,707	335,815	330,675

Interest Expense, Net	5,304	5,685	23,424	23,526
Impairment Charge on Miami Lakes Facility	--	2,156	--	2,156
Debt Extinguishment Charges	--	--	758	--

(Loss) Income Before Income Taxes	(3,612)	(6,183)	44,075	55,007
(Benefit from) Provision for Income Taxes	(1,714)	(1,660)	11,281	17,403

Net (Loss) Income	$(1,898)	$(4,523)	$32,794	$37,604

As reported:
Basic (Loss) Income Per Share	$(0.07)	$(0.16)	$1.15	$1.35
Diluted (Loss) Income Per Share	$(0.07)	$(0.16)	$1.10	$1.25

Basic Shares	28,405	28,434	28,628	27,792
Diluted Shares	28,405	28,434	29,818	30,025

EBITDA (b)	$7,714	$4,848	$89,608	$100,038

Adjusted before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges (c)
Net Income (Loss)	$103	$(3,055)	$38,510	$39,072

Basic Income Per Share	$0.00	$(0.11)	$1.35	$1.41
Diluted Income Per Share	$0.00	$(0.11)	$1.29	$1.30

Basic Shares	28,405	28,434	28,628	27,792
Diluted Shares	28,405	28,434	29,818	30,025

EBITDA (b)	$10,404	$7,004	$97,291	$102,194

(a) Based on the percentage of net sales for the periods.

(b)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income (loss), as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net (loss) income	$(1,898)	$(4,523)	$32,794	$37,604
Plus:
(Benefit from) provision for income taxes	(1,714)	(1,660)	11,281	17,403
Interest expense, net	5,304	5,685	23,424	23,526
Depreciation and amortization	6,022	5,346	22,109	21,505

EBITDA	7,714	4,848	89,608	100,038
Debt extinguishment charges	--	--	758	--
FAS 123R, Share-based awards	1,517	--	5,752	--
Restructuring charges	1,173	--	1,173	--
Impairment charge on sale of Miami Lakes facility	--	2,156	--	2,156

EBTIDA excluding charges	$10,404	$7,004	$97,291	$102,194

(c)   The following tables reconcile the calculation of net income per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of adopting FAS 123R, share-based payments, net of taxes, debt extinguishment charge and other charges. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance for comparability purposes and on a consistent basis without regard to the impact of adopting FAS 123R, share-based payments, debt extinguishment charge and other charges. The presentation of the non-GAAP information titled "Net income per share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes" or "Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

As reported:
Basic
Net income as reported	$(1,898)	$(4,523)	$32,794	$37,604

Weighted average shares outstanding as reported	28,405	28,434	28,628	27,792

Net income per basic share as reported	$(0.07)	$(0.16)	$1.15	$1.35

Diluted
Net income as reported	$(1,898)	$(4,523)	$32,794	$37,604

Weighted average shares and potential dilutive shares as reported	28,405	28,434	29,818	30,025

Net income per diluted share as reported	$(0.07)	$(0.16)	$1.10	$1.25

Adjusted before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes

Basic
Net (loss) income as reported	$(1,898)	$(4,523)	$32,794	$37,604
Debt extinguishment charge, net of taxes	--	--	564	--
Restructuring charges, net of taxes	872	--	872	--
Impairment charge- sale of Miami Lakes Facility, net of taxes	--	1,468	--	1,468

Net (loss) income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	(1,026)	(3,055)	34,230	39,072
Impact of adopting FAS 123R, share-based payments, net of taxes	1,129	--	4,280	--

Net income (loss) as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes	$103	$(3,055)	$38,510	$39,072

Weighted average shares outstanding as reported	28,405	28,434	28,628	27,792

Net (loss) income per share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	$(0.04)	$(0.11)	$1.20	$1.41

Net income (loss) per share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments debt extinguishment charge and other charges, net of taxes	$0.00	$(0.11)	$1.35	$1.41

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Diluted
Net (loss) income as reported	$(1,898)	$(4,523)	$32,794	$37,604
Debt extinguishment charge, net of taxes	--	--	564	--
Restructuring charges, net of taxes	872	--	872	--
Impairment charge- sale of Miami Lakes Facility, net of taxes	--	1,468	--	1,468

Net (loss) income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	(1,026)	(3,055)	34,230	39,072
Impact of adopting FAS 123R, share-based payments and debt extinguishment charge, net of taxes	1,129	--	4,280	--

Net income (loss) as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes	$103	$(3,055)	$38,510	$39,072

Weighted average shares and potential dilutive shares as reported	28,405	28,434	29,818	30,025

Net (loss) income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	$(0.04)	$(0.11)	$1.15	$1.30

Net income (loss) per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, debt extinguishment charge and other charges, net of taxes	$0.00	$(0.11)	$1.29	$1.30

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30, 2006	June 30, 2005

Cash	$28,466	$25,316
Accounts Receivable, Net	181,080	149,965
Inventories	269,270	273,343
Property and Equipment, Net	34,681	29,184
Exclusive Brand Licenses, Trademarks and Intangibles, Net	201,534	186,527
Total Assets	759,903	719,897
Short-Term Debt	40,000	47,700
Current Portion of Long-Term Debt	563	--
Current Liabilities	234,978	219,484
Long-Term Liabilities	247,078	253,522
Total Debt	274,551	281,502
Shareholders' Equity	277,848	259,200
Working Capital	280,942	275,628